                                                      Filed pursuant to Rule 433
                                                          Registration Statement
                                                   333-137902 Dated June 5, 2009

DXO OLO SZO DTO

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO)

PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO)

PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO)

PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO),
PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB
Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil
Double Short Exchange Traded Note (Symbol: DTO) (collectively, the "PowerShares
DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Oil (the "Index") which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long
ETNs are based on the Optimum Yield(TM) version of the Index and the Short and
Double Short ETNs are based on the standard version of the Index. The Optimum
Yield(TM) version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet     Prospectus
                                                                              1

------------------------------------------------------------------------------------------------------------------------------------------------
Financial Details
                                               DXO                          OLO                  SZO                  DTO
Last Update                                    6/5/2009                     6/5/2009             6/5/2009             6/5/2009
                                               12:15 PM EST                 11:31 AM EST         11:50 AM EST         12:14 PM EST
Price                                          4.51                         12.53                50.90                75.89
Indicative Intra-day Value                     4.53                         12.61                50.65                74.76
Last End of Day RP Value                       4.24                         12.20                52.95                81.83
Last Date for End of Day Value                 6/3/2009                     6/3/2009             6/3/2009             6/3/2009

                       Index History(1) (Growth of $10,000 since Dec. 1, 1988)

[GRAPHIC OMITTED]

PowerShares DB Crude Oil ETN
& Index Data

Ticker Symbols
Crude Oil Double                 DXO
Long
Crude Oil Long                   OLO
Crude Oil Short                  SZO

As of 3/31/2009                                        1 Year    3 Year     5 Year 10 Year Inception
ETN Performance
Crude Oil Double Long                                       -         -            -     -   -88.59
Crude Oil Long                                              -         -            -     -   -60.89
Crude Oil Short                                             -         -            -     -   181.56
Crude Oil Double Short                                      -         -            -     -   564.82
                                                                              2

Crude Oil Double                 DTO
Short
Intraday Indicative Value
Symbols
Crude Oil Double               DXOIV
Long

Crude Oil Long                 OLOIV
Crude Oil Short                SZOIV
Crude Oil Double               DTOIV
Short

CUSIP Symbols
Crude Oil Double           25154K882
Long

Crude Oil Long             25154K866
Crude Oil Short            25154K874
Crude Oil Double           25154K809
Short

Details
ETN price at listing          $25.00
Inception date               6/16/08
Maturity date                 6/1/38
Yearly investor fee            0.75%
Listing exchange           NYSE Arca
DB Optimum Yield(TM)           DBLCOCLT
Crude Oil Index

DB Standard Crude            DBRCLTR
Oil Index

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations(2)
S&P rating                        A+
Moody's rating                   Aa1

Risks
Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Crude oil
Acceleration risk

Index History
Deutsche Bank Liquid Commodity Index-                   -79.65    -29.94      7.54    35.15   -88.59
Optimum Yield Oil(TM) +2x Levered

Deutsche Bank Liquid Commodity Index-                   -46.96     -9.27     10.88    22.80   -60.89
Optimum Yield Oil(TM) +1x Levered

Deutsche Bank Liquid Commodity Index-Oil(TM) -             104.75     17.71     -1.86   -17.27   181.56
1x Levered

Deutsche Bank Liquid Commodity Index-Oil(TM) -             235.86     19.23    -16.60   -41.26   564.82
2x Levered

Comparative Indexes(3)
S&P 500 Index                                           -38.09    -13.06     -4.76    -3.00   -39.65
Barclays Capital U.S. Aggregate Bond Index                3.13      5.77      4.13     5.70    5.20

--------------------------------------------------------------------------------------------------------
Long Index Weights
As of 6/4/2009
Commodity                                           Contract Expiry Date                     Weight (%)
Light Crude                                                    6/22/2010                          60.04
Light Crude                                                    6/22/2009                          39.96

--------------------------------------------------------------------------------------------------------
Short Index Weights
As of 6/4/2009
Commodity                                           Contract Expiry Date                     Weight (%)
Light Crude                                                    7/21/2009                          39.98
Light Crude                                                    6/22/2009                          60.02
Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual
PowerShares DB Crude Oil ETN performance. Index history is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Crude Oil ETNs, less the investor fee. Index history for the Long and Double
Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield
Crude Oil(TM), and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index -- Light
Crude(TM) (the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The
T-Bill Index is intended to approximate returns from investing in 3-month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Crude Oil ETN performance, go to dbfunds.db.com/notes.
                                                                              3

Benefits
Leveraged and short notes
Low cost
Intraday access
Listed
Transparent
Tax treatment(4)

(2)The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Crude Oil ETNs.

(3)The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Crude Oil ETNs are unsecured obligations of Deutsche Bank AG,
London Branch that are linked to the Index. The rating of Deutsche Bank AG,
London Branch does not address, enhance or affect the performance of the
PowerShares DB Crude Oil ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products

                                                                              4

linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long ETN and DB Crude Oil Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.

                                                                              5